Exhibit 99.1



Graphic Packaging Corporation
4455 Table Mountain Drive          Contact:
Golden, Colorado 80403             Gardner Edgarton
Telephone: 303-215-4600            Director of Investor Relations
Fax: 303-273-1571                  Tel: 303-215-4619
www.graphicpackaging.com           edgartong@graphicpkg.com


    Graphic Packaging Announces Second Quarter 2003 Results;
                  Increased Sales, Reduced Debt


Golden, Colorado, July 22, 2003 - Graphic Packaging International Corporation (NYSE:GPK) reported a net loss attributable to common shareholders of $0.8 million ($0.02 per diluted share) for the second quarter of 2003, compared to net income of $0.3 million ($0.01 per diluted share) for the same period of 2002. The net loss attributable to common shareholders for the six months ended June 30, 2003 was $3.3 million ($0.10 per diluted share) compared to a net loss attributable to common shareholders of $186.8 million ($5.76 per diluted share) for the same period of 2002.

The reported results include merger and acquisition transaction costs, net of tax, of $0.8 million ($0.02 per diluted share) for the second quarter and $2.4 million ($0.07 per diluted share) for the first six months of 2003. Results for the first six months of 2002 include a loss on the early extinguishment of debt of $9.6 million ($0.30 per diluted share) net of tax, as well as a $180.0 million ($5.55 per diluted share) goodwill impairment charge net of tax, when the company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets".

Net sales for the second quarter of 2003 were $275.0 million, an increase of 5.4% from the previous quarter and 4.2% higher than the second quarter of 2002. Net sales were $260.9 million and $263.9 million for the first quarter of 2003 and second quarter of 2002, respectively. Net sales for the first six months of 2003 were $535.9 million compared to $527.6 million for the same period of 2002. The improvement in sales is attributed to stronger demand from the dry and frozen food sectors, the addition of new customer business, and sales from the March 2003 acquisition of the assets of J.D. Cahill Co., Inc.

Market prices for several grades of paperboard increased during the second quarter, including coated recycled paperboard that increased $40 per ton, from $625 per ton in March to $665 per ton in June. The company, in most cases, has the opportunity to pass market-related paperboard price changes through to its customers, although the full effect of such adjustments typically lag the market price change by several months.

Gross margin of 11.8% for the second quarter of 2003 was an improvement from 11.0% during the first quarter of the year, but down from 12.5% during the second quarter of 2002. Fiber costs due to market price fluctuation had a negative impact on operating earnings of $0.5 million compared to the first quarter of 2003 and $1.6 million compared to the second quarter of 2002. Energy costs due to market price fluctuation at the Kalamazoo mill were favorable by $0.4 million compared to the first quarter, but $0.4 million unfavorable compared to the second quarter of last year.

SG&A expenses of $18.5 million, excluding expenses related to merger and acquisition transactions, increased by $1.8 million from the first quarter. The quarter-on-quarter increase relates to additional overhead expenses from the acquired J.D. Cahill business, additional legal expenses associated with litigation and patent activity, increased marketing efforts, and other general administrative spending. Increases from the previous year, in addition to those listed above, include additional depreciation and other expenses related to our information systems that had been placed in service during 2002 as well as changes in benefit plan expenses.

Interest expense was higher during the second quarter of 2003 compared to the previous quarter due to higher average daily debt balances as a result of the acquisition of the J.D. Cahill Co., Inc. assets, partially offset by slightly lower interest rates. Interest expense was significantly lower than the second quarter of 2002 due to lower interest rates, lower borrowings, and the absence of unfavorable interest rate swap agreements that were in place during most of 2002.

Working capital was reduced by $6.1 million compared to the balances at the end of the first quarter of 2003, and $2.7 million compared to balances at the end of 2002. Net debt, defined as total debt less cash, decreased $14.2 million during the second quarter, from $482.4 million to $468.2 million. Capital spending was $9.4 million for the second quarter and $14.0 million for the first six months of 2003, excluding the purchase of the assets of J.D. Cahill Co., Inc. for $18.1 million during the first quarter of 2003.

For further information, please refer to the financial statements that are provided, below.

Graphic Packaging International Corporation is the leading supplier of folding carton packaging for consumer products companies in the United States. The company has approximately 4,200 full time employees, one recycled paperboard mill, and 19 converting facilities located throughout the nation. Additional information can be found at the company's website, www.graphicpackaging.com.


Forward Looking Statements

Some of the statements in this release may be forward looking and involve uncertainties that may cause actual results to be materially different from those stated or implied. Specifically, market pricing for raw materials fluctuate and the company may not have the ability to fully pass the changes through to customers. Historical results are not necessarily adequate measures to predict future performance. Please read other cautionary statements in our filings with the Securities and Exchange Commission.



           GRAPHIC PACKAGING INTERNATIONAL CORPORATION
              CONSOLIDATED STATEMENT OF OPERATIONS
              (in thousands, except per share data)

                    Three months ended           Six months ended
              ------------------------------   --------------------
              June 30,   March 31,  June 30,   June 30,    June 30,
                2003       2003       2002       2003        2002
              --------   ---------  --------   --------    --------
Net sales     $274,994   $260,883   $263,917   $535,877    $527,641

Cost of
goods sold     242,527    232,174    231,022    474,701     460,454
              --------   --------   --------   --------    --------
Gross profit    32,467     28,709     32,895     61,176      67,187

  Selling,
  general
  and
  admini-
  strative
  expense       18,483     16,668     15,808     35,151      30,695

  Merger
  and
  acquisi-
  tion
  trans-
  action
  costs          1,331      2,698        ---      4,029         ---
              --------   --------   --------   --------    --------
Operating
income          12,653      9,343     17,087     21,996      36,492

Interest
expense         (9,697)    (9,416)   (12,453)   (19,113)    (23,749)

Loss on
early
extinguish-
ment of
debt               ---        ---        ---        ---     (15,766)
              --------   --------   --------   --------    --------
Income (loss)
before income
taxes and
cumulative
effect
of change
in accounting
principle        2,956        (73)     4,634      2,883      (3,023)

Income tax
(expense)
benefit         (1,212)        30     (1,808)    (1,182)      1,178
              --------   --------   --------   --------    --------
Income (loss)
before
cumulative
effect of
change in
accounting
principle        1,744        (43)     2,826      1,701      (1,845)

Cumulative
effect of
change in
goodwill
accounting,
net of tax
of $0              ---        ---        ---        ---    (180,000)
              --------   --------   --------   --------    --------
Net income
(loss)           1,744        (43)     2,826      1,701    (181,845)

Preferred
stock
dividends
declared        (2,500)    (2,500)    (2,500)    (5,000)     (5,000)
              --------   --------   --------   --------    --------
Net income
(loss)
attributable
to common
shareholders     ($756)   ($2,543)      $326    ($3,299)  ($186,845)
               =======    =======    =======    =======   =========

Net income
(loss)
attributable
to common
shareholders
per basic
and diluted
share:

Before
cumulative
change in
accounting
principle       ($0.02)    ($0.08)     $0.01     ($0.10)     ($0.21)

Cumulative
effect of
change in
goodwill
accounting         ---        ---        ---        ---       (5.55)
               -------    -------    -------    -------   ---------
                ($0.02)    ($0.08)     $0.01     ($0.10)     ($5.76)
               =======    =======    =======    =======   =========
Weighted
average
shares
outstanding
- basic         33,709     33,574     32,567     33,648      32,456
               =======    =======    =======    =======   =========
Weighted
average
shares
outstanding
- diluted       33,709     33,574     34,093     33,648      32,456
               =======    =======    =======    =======   =========




          GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                  CONSOLIDATED BALANCE SHEET
                        (in thousands)

                                        June 30,    December 31,
                                          2003          2002
                                      -----------   ------------

ASSETS

  Cash and cash equivalents                $6,959       $28,626
  Accounts receivable                      76,899        63,546
  Inventories                             100,371        87,243
  Other assets                             22,589        21,686
                                       ----------    ----------
    Total current assets                  206,818       201,101

Properties, net                           399,248       410,592
Goodwill, net                             391,803       379,696
Other assets                               28,099        29,477
                                       ----------    ----------
Total assets                           $1,025,968    $1,020,866
                                       ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt       $3,626        $3,432
Accounts payable                           93,673        82,106
Other current liabilities                  66,076        69,451
                                       ----------    ----------
    Total current liabilities             163,375       154,989

Long-term debt                            471,512       474,899
Other long-term liabilities                85,980        83,940
                                       ----------    ----------
    Total liabilities                     720,867       713,828

Shareholders' equity                      305,101       307,038
                                       ----------    ----------
Total liabilities and shareholders'
equity                                 $1,025,968    $1,020,866
                                       ==========    ==========




           GRAPHIC PACKAGING INTERNATIONAL CORPORATION
              CONSOLIDATED STATEMENT OF CASH FLOWS
                         (in thousands)

                    Three months ended           Six months ended
              -------------------------------   -------------------
              June 30,  March 31,    June 30,   June 30,   June 30,
               2003        2003        2002       2003       2002
              --------  ---------   ---------   --------   --------
Cash flows
from
operating
activities:

Net income
(loss)         $1,744         ($43)    $2,826     $1,701  ($181,845)

Adjustments
to reconcile
net income
to net cash
provided by
operating
activities:

 Goodwill         ---          ---        ---        ---    180,000
 impairment
 charge

 Loss on
 early
 extinguish-
 ment of
 debt             ---          ---        ---        ---     15,766

 Depreciation  15,776       15,425     15,487     31,201     30,716

 Amortization
 of debt
 issuance
 costs            582          570        577      1,152      1,945

 Change in
 current
 assets and
 current
 liabilities
 and other      8,024      (23,605)     6,844    (15,581)    (6,183)
              -------      -------    -------    -------   --------
Net cash
provided by
(used in)
operating
activities     26,126       (7,653)    25,734     18,473     40,399
              -------      -------    -------    -------   --------

Cash flows
from
investing
activities:

 Capital
 expenditures  (9,416)      (4,540)    (8,254)   (13,956)   (15,454)

 Acquisition
 of J.D.
 Cahill Co.
 assets           ---      (18,088)       ---    (18,088)       ---
              -------      -------    -------    -------   --------
Net cash
used in
investing
activities     (9,416)     (22,628)    (8,254)   (32,044)   (15,454)
              -------      -------    -------    -------   --------
Cash flows
provided
by (used in)
financing
activities    (14,779)       6,683    (17,770)    (8,096)   (26,729)
              -------      -------    -------    -------   --------
Cash and
cash
equivalents:

 Net
 increase
 (decrease)
 in cash
 and cash
 equivalents    1,931      (23,598)      (290)   (21,667)    (1,784)

 Balance
 at
 beginning
 of period      5,028       28,626      5,272     28,626      6,766
              -------      -------    -------    -------   --------
 Balance
 at end
 of period     $6,959       $5,028     $4,982     $6,959     $4,982
              =======      =======    =======    =======   ========

                               ###